Exhibit 16.1

PLS CPA, A PROFESSIONAL CORP.

t 4725MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 858-761-0341 t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

July 27, 2021

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-7561

Re:	Biosecurity Technology Inc.

Dear Madame or Sir

On July 22, 2021 our appointment as auditor for Biosecurity Technology Inc. (Formerly as known as Axelerex corp.), ceased. We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on July 28, 2021 regarding the change of auditors and agree with such statements, insofar as they apply to us.

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.

San Diego, CA 92111